Exhibit 99.1

FOR IMMEDIATE RELEASE

August 3, 2004

J. Alfred Broaddus, Jr., Former President of the Federal Reserve

Bank of Richmond,

Joins Owens & Minor Board of Directors

Richmond, VA....Owens & Minor (NYSE-OMI) announced today that its board of directors has appointed J. Alfred Broaddus, Jr., the former president of the Federal Reserve Bank of Richmond, to serve on the Owens & Minor board of directors, effective August 2, 2004. Broaddus, 65, will serve as a member of the Compensation & Benefits and Governance & Nominating Committees. At the 2005 Annual Meeting of Owens & Minor Shareholders, Broaddus is expected to be nominated as a director for election by the shareholders. Owens & Minor is a FORTUNE 500 company and the nation’s leading distributor of national name brand, medical and surgical supplies.

“We are delighted that Al Broaddus is joining our board of directors,” said G. Gilmer Minor, III, chairman and chief executive officer of Owens & Minor. “He brings talents that will add immeasurably to our deliberations. His knowledge of the financial markets and his reputation for extraordinary wisdom, unparalleled integrity and sound judgment have earned Al great respect all across our nation. His leadership within the Richmond community has also been an example for all to follow. He is a gracious and gentle man and we welcome him to the board of directors of Owens & Minor.”

Broaddus served as president of the Federal Reserve Bank of Richmond from 1993 until July 31, 2004. During his tenure, he also served as a rotating member of the Federal Open Market Committee of the Federal Reserve System. Broaddus initially joined the Bank’s research staff as an economist in 1970, and was named senior vice president and director of research in 1985.

Broaddus has a distinguished record of educational achievement. After receiving his B.A. degree from Washington and Lee University, he studied in France under a Fulbright Fellowship, earning a graduate degree from the Center for Advanced European Studies of the University of Strasbourg. Following military service, Broaddus received M.A. and Ph.D. degrees in Economics from Indiana University. He was awarded honorary Doctor of Laws degrees from Washington and Lee in 1993 and Hampden-Sydney College in 2004. Indiana University named him Distinguished Alumnus in 1996. The author of numerous articles on monetary policy and banking, Broaddus has also lectured at several colleges and universities. He is a member of the Virginia Governor’s Advisory Council on Revenue Estimates and the boards of directors of the E. Angus Powell Endowment of American Enterprise and the Virginia Council on Economic Education.

Committed to his community, Broaddus is a member of the executive committee of Richmond Renaissance, and the boards of Richmond Memorial Foundation, St. Christopher’s School, Tredegar National Civil War Center Foundation, Virginia Commonwealth University, Virginia Historical Society, and World Affairs Council of Greater Richmond. He is also a member of the Board of Associates of Gallaudet University in Washington, DC. Broaddus is a past chairman of the boards of United Way Services of Richmond and St. Christopher’s School.

Owens & Minor, Inc., (NYSE: OMI) a FORTUNE 500 company headquartered in Richmond, Virginia, is the leading distributor of national name-brand medical and surgical supplies and a healthcare supply chain management company. With a diverse product and service offering and distribution centers throughout the United States, the company serves hospitals, integrated healthcare systems, alternate care locations, group purchasing organizations and the federal government. Owens & Minor provides technology and consulting programs that enable healthcare providers to maximize efficiency and cost-effectiveness in materials purchasing, improve inventory management and streamline logistics across the entire medical supply chain—from origin of product to patient bedside. The company also has established itself as a leader in the development and use of technology. For news releases, or for more information about Owens & Minor, visit the company Web site at www.owens-minor.com.

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CONTACT: Trudi Allcott, Manager, Investor Communications, 804-935-4291; or truitt.allcott@owens-minor.com